Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-69145, 333-75993, 333-64795, 333-01461, 33-49872, 333-69147, 333-38178, 333-38184, 333-19335-01 and 333-118693, Registration Statement on Form S-3 No. 333-112142 and Registration Statements on Form S-4 Nos. 333-112143 of Newmont Mining Corporation of our report dated March 15, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting and our report dated February 27, 2004, relating to the financial statements of Nusa Tenggara Partnership V.O.F., which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Denver, Colorado

March 15, 2005